Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS THIRD QUARTER 2018 RESULTS
Rent-A-Center posts positive consolidated same store sales of 5.7 percent and strong earnings and cash flow from operations
__________________________________________________________
Plano, Texas, November 5, 2018 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended September 30, 2018.
"Rent-A-Center faced a number of headwinds when I returned to the Company back in January. In order to improve performance, we executed a plan that included enhancing our value proposition, optimizing our cost structure, and improving cash flow," stated Mitch Fadel, Chief Executive Officer of Rent-A-Center.
Mr. Fadel continued, "During the third quarter, consolidated same store sales increased by 5.7 percent, marking the seventh consecutive quarter of same store sales improvement. The cost savings initiatives, implemented earlier this year, are expected to exceed our announced $100 million annual run-rate savings target, and have been a key contributor towards achieving significant EBITDA improvement year over year. Cash flow from operations is over $180 million year to date, and debt was reduced by $41.1 million during the quarter further strengthening our leverage position."
Acquisition Update
On June 17, 2018, Rent-A-Center entered into a merger agreement (the "Vintage Merger Agreement") with Vintage Rodeo Parent, LLC ("Vintage"), an affiliate of Vintage Capital Management, LLC ("Vintage Capital"), pursuant to which Vintage will, when the proposed merger is completed, acquire all of the outstanding shares of Rent-A-Center common stock for $15.00 per share in cash (collectively, the "Vintage Merger"). The Vintage Merger was approved by the Company's stockholders on September 18, 2018. As previously announced, the parties received a Second Request from the Federal Trade Commission ("FTC") in connection with the Vintage Merger. Rent-A-Center and Vintage Capital continue to cooperate fully with the FTC. The parties intend to complete the Vintage Merger as soon as practicable following receipt of regulatory clearance from the FTC and the satisfaction or waiver of other customary closing conditions. The Company currently expects the Vintage Merger, which is not subject to a financing condition, to close during the first quarter of 2019. Upon completion of the Vintage Merger, Rent-A-Center will become a wholly owned subsidiary of Vintage and Rent-A-Center's shares of common stock will be delisted from NASDAQ and deregistered.
Consolidated Overview
Explanations of performance are excluding special items and compared to the third quarter of last year unless otherwise noted.
On a consolidated basis, total revenues were $645.0 million representing an increase of 0.2 percent primarily driven by a consolidated same store sales increase of 5.7 percent partially offset by closures of certain Core U.S. stores. Net earnings and diluted earnings per share, on a GAAP basis, were $12.9 million and $0.24 compared to net loss and diluted loss per share of $12.6 million and $0.24 in the third quarter of last year.
Special items of $6.7 million include charges primarily driven by cost savings initiatives, Core U.S. store closures, and the Vintage Merger transaction.
Excluding special items, the Company’s diluted earnings per share was $0.32 and the Company generated $49.3 million adjusted EBITDA in the third quarter compared to a loss per diluted share of $0.15 and adjusted EBITDA of $17.1 million in the third quarter of last year.
For the nine months ended September 30, 2018, the Company generated $183.9 million of cash from operations and reduced its outstanding debt balance by $139.3 million, ending the third quarter with $111.0 million of cash and cash equivalents. The Company's term loan was repaid in full as of July 25, 2018.
Segment Operating Performance
CORE U.S. third quarter revenues of $451.3 million increased 1.9 percent due to a same store sales increase of 5.2 percent offset by the rationalization of the Core U.S. store base. Gross profit as a percent of total revenue versus prior year decreased 40 basis points. Labor and other store expenses decreased by $4.9 million and $9.8 million, respectively, driven by lower store count. Adjusted EBITDA, excluding special items of approximately $2.0 million, was $51.5 million and as a percent of total revenue increased 400 basis points versus prior year.

ACCEPTANCE NOW third quarter revenues of $173.4 million decreased 5.9 percent primarily due to closures of the Company's Conn’s and HHGregg locations partially offset by a same store sales increase of 6.7 percent. Gross profit as a percent of total revenue versus prior year decreased 290 basis points primarily due to the intercompany book value adjustment on returned Acceptance NOW products and the value proposition enhancements. Labor and other store expenses decreased by $6.5 million and $13.0 million, respectively, driven by the closure of collection centers and lower skip/stolen losses which decreased by 250 basis points. Adjusted EBITDA, excluding special items of approximately $0.4 million, was $27.1 million and as a percent of total revenue increased 680 basis points versus the prior year.
MEXICO third quarter revenues increased 11.3 percent on a constant currency basis. Gross profit as a percent of total revenue versus prior year increased 30 basis points driven by higher rental sales gross margin. Other store expense improved 370 basis points versus prior year driven by lower skip/stolen losses. Adjusted EBITDA was $1.1 million and as a percent of total revenue increased 560 basis points versus prior year.
FRANCHISING third quarter revenues of $7.4 million increased primarily due to a current year accounting standard change for franchise advertising fees and an increase in merchandise sales driven by higher store count. Adjusted EBITDA was $0.6 million.
CORPORATE third quarter operating expenses decreased $2.1 million compared to the prior year primarily due to the realization of cost savings offset partially by higher incentive compensation.
SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended September 30, 2018 (1)	5.2%	6.7%	12.8%	5.7%
Three Months Ended June 30, 2018 (1)	3.5%	3.7%	7.1%	3.7%
Three Months Ended September 30, 2017 (1)	(5.1)%	7.9%	(6.2)%	(3.1)%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of the 2017 hurricanes, the Company instituted a change to the same store sales store selection starting in the month of September 2017, excluding geographically impacted regions for 18 months.
2018 Selected Guidance
The Company is not providing guidance due to the pending Vintage Merger.
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below, which primarily excludes financial impacts in the third quarter of 2018 related to incremental legal and advisory fees associated with the Vintage Merger transaction, store closures, costs savings initiatives, and hurricane damage. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. This press release also refers to the non-GAAP measure adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted for the preceding special items.
Reconciliation to the most comparable GAAP measures are provided in Table 3, below. The Company believes that presentation of adjusted EBITDA is useful to investors as, among other things, this information impacts certain financial covenants under the Company's senior credit facilities and the indentures governing its 6.625% senior unsecured notes due November 2020 and its 4.75% senior unsecured notes due May 2021. While management believes these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

Reconciliation of net earnings (loss) to net earnings (loss) excluding special items:

Table 2	Three Months Ended September 30,
	2018		2017
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings (loss)	$12,918	$0.24	$(12,599)	$(0.24)
Special items, net of taxes:
Other charges (1)	4,762	0.09	4,456	0.09
Discrete income tax items	(357)	(0.01)	—	—
Net earnings (loss) excluding special items	$17,323	$0.32	$(8,143)	$(0.15)
(1) Other charges for the three months ended September 30, 2018 primarily includes financial impacts, net of tax, related to incremental legal and advisory fees associated with the Vintage Merger, store closures, cost savings initiatives, including reductions in overhead and supply chain, and hurricane damage. Other charges for the three months ended September 30, 2017 primarily includes closure of Acceptance Now locations, reductions at the field support center, hurricane damage, and incremental legal and advisory fees, offset by a litigation settlement. Charges related to store closures are primarily comprised of losses on rental merchandise, lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closures.
Webcast Information
Due to the pending Vintage Merger, Rent-A-Center, Inc. will not host a conference call and webcast presentation to discuss the third quarter results.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,350 stores in the United States, Mexico, and Puerto Rico, and approximately 1,200 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 250 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties, including with respect to the proposed Vintage Merger and the anticipated timing and consummation of the proposed Vintage Merger. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; the occurrence of any event, change or other circumstances that could give rise to the termination of the Vintage Merger Agreement with Vintage; the inability to complete the transaction due to the failure to satisfy the conditions to completion of the Vintage Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Vintage to obtain the necessary debt and/or equity financing to complete the Vintage Merger; risks relating to operations of the business and the Company’s financial results if the Vintage Merger Agreement is terminated; risks related to disruption of management’s attention from the Company's ongoing business operations due to the pending merger transaction; the effect of pendency or consummation of the Vintage Merger on the Company’s relationships with third parties, including its employees, franchisees, customers, suppliers, business partners and vendors, which make it more difficult to maintain business and operations relationships, and negatively impact the operating results of the four core business segments and business generally; the risk that certain approvals or consents will not be received in a timely manner or that the Vintage Merger will not be consummated in a timely manner; capital market conditions, including availability of funding sources for the Company and Vintage; changes in the Company’s credit ratings; difficulties encountered in improving the financial and operational performance of the Company's business segments; the Company’s ability to refinance or extend the maturity of its revolving credit facility expiring in early 2019 on favorable terms, if at all; risks associated with pricing changes and strategies being deployed in the Company's businesses; the Company's ability to continue to realize any benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; the Company's ability to continue to effectively operate and execute our strategic initiatives; the Company's ability to execute its franchise strategy; failure to manage the Company's store labor and other store expenses; the Company’s ability to successfully execute its announced strategic initiatives; disruptions caused by the operation of the Company's store information management system; the Company's transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network, and the impact, effects and results of the changes we have made and are making to our distribution methods; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; changes in tariff policies; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
Interim Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS (LOSS) HIGHLIGHTS - UNAUDITED

Table 3	Three Months Ended September 30,
	2018		2018	2017		2017
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$644,942		$644,942	$643,965		$643,965
Operating profit (loss)	32,353	(1)	25,632	(1,620)	(3)	(8,445)
Net earnings (loss)	17,323	(1)(2)	12,918	(8,143)	(3)	(12,599)
Diluted earnings (loss) per common share	$0.32	(1)(2)	$0.24	$(0.15)	(3)	$(0.24)
Adjusted EBITDA	$49,299		$49,299	$17,059		$17,059
Reconciliation to Adjusted EBITDA:
Earnings (loss) before income taxes	$22,202	(1)	$15,481	$(12,896)	(3)	$(19,721)
Add back:
Other charges	—		6,721	—		6,825
Interest expense, net	10,151		10,151	11,276		11,276
Depreciation, amortization and impairment of intangibles	16,946		16,946	18,679		18,679
Adjusted EBITDA	$49,299		$49,299	$17,059		$17,059
(1) Excludes the effects of approximately $6.7 million of pre-tax charges including $3.8 million in incremental legal and advisory fees associated with the Vintage Merger, $1.9 million related to store closure costs, $0.9 million related to cost savings initiatives, and $0.1 million in hurricane damage. These charges increased net earnings and net earnings per diluted share for the three months ended September 30, 2018, by approximately $4.8 million and $0.09, respectively.
(2) Excludes the effects of $0.4 million of discrete income tax adjustments.
(3) Excludes the effects of approximately $6.8 million of pre-tax charges primarily related to the closure of Acceptance Now locations, reductions at the field support center, hurricane damages, and incremental legal and advisory fees, offset by litigation settlements. These charges reduced net earnings and net earnings per diluted share for the three months ended September 30, 2017, by approximately $4.5 million and $0.09, respectively.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 4	September 30,
(In thousands)	2018	2017
Cash and cash equivalents	$111,008	$76,208
Receivables, net	65,197	62,293
Prepaid expenses and other assets	67,148	54,384
Rental merchandise, net
On rent	634,918	670,417
Held for rent	141,379	199,768
Goodwill	56,845	56,380
Total assets	1,352,093	1,430,317

Senior debt, net	$—	$98,954
Senior notes, net	539,719	538,440
Total liabilities	1,068,347	1,193,081
Stockholders' equity	283,746	237,236

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED

Table 5	Three Months Ended September 30,
(In thousands, except per share data)	2018		2017
Revenues
Store
Rentals and fees	$552,580		$552,194
Merchandise sales	67,141		67,566
Installment sales	15,681		17,276
Other	2,140		2,257
Total store revenues	637,542		639,293
Franchise
Merchandise sales	4,135		2,676
Royalty income and fees	3,265		1,996
Total revenues	644,942		643,965
Cost of revenues
Store
Cost of rentals and fees	153,716		153,202
Cost of merchandise sold	74,340		70,551
Cost of installment sales	5,244		5,207
Total cost of store revenues	233,300		228,960
Franchise cost of merchandise sold	3,902		2,540
Total cost of revenues	237,202		231,500
Gross profit	407,740		412,465
Operating expenses
Store expenses
Labor	168,297		179,643
Other store expenses	149,326		171,995
General and administrative expenses	40,818		43,768
Depreciation, amortization and impairment of intangibles	16,946		18,679
Other charges	6,721	(1)	6,825	(3)
Total operating expenses	382,108		420,910
Operating profit (loss)	25,632		(8,445)
Interest expense	10,496		11,453
Interest income	(345)		(177)
Earnings (loss) before income taxes	15,481		(19,721)
Income tax expense (benefit)	2,563	(2)	(7,122)
Net earnings (loss)	$12,918		$(12,599)
Basic weighted average shares	53,508		53,306
Basic earnings (loss) per common share	$0.24		$(0.24)
Diluted weighted average shares	54,912		53,306
Diluted earnings (loss) per common share	$0.24		$(0.24)
(1) Includes pre-tax charges of $3.8 million in incremental legal and advisory fees associated with the Vintage Merger, $1.9 million related to store closure costs, $0.9 million related to cost savings initiatives, and $0.1 million in hurricane damage.
(2) Includes $0.4 million of discrete income tax adjustments.
(3) Includes approximately $6.8 million of pre-tax charges primarily related to the closure of Acceptance Now locations, reductions at the field support center, hurricane damages, and incremental legal and advisory fees.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 6	Three Months Ended September 30,
(In thousands)	2018	2017
Revenues
Core U.S.	$451,320	$442,763
Acceptance Now	173,438	184,293
Mexico	12,784	12,237
Franchising	7,400	4,672
Total revenues	$644,942	$643,965

Table 7	Three Months Ended September 30,
(In thousands)	2018	2017
Gross profit
Core U.S.	$313,771	$309,779
Acceptance Now	81,586	92,088
Mexico	8,885	8,466
Franchising	3,498	2,132
Total gross profit	$407,740	$412,465

Table 8	Three Months Ended September 30,
(In thousands)	2018		2017
Operating profit (loss)
Core U.S.	$43,221	(1)	$23,859	(4)
Acceptance Now	26,278	(2)	10,379	(5)
Mexico	922		(242)
Franchising	522		1,032
Total segments	70,943		35,028
Corporate	(45,311)	(3)	(43,473)	(6)
Total operating profit (loss)	$25,632		$(8,445)
(1) Includes approximately $2.0 million of pre-tax charges primarily related to $1.9 million for store closure costs and $0.1 million in hurricane damage.
(2) Includes approximately $0.4 million of pre-tax charges primarily related to cost savings initiatives.
(3) Includes approximately $4.3 million of pre-tax charges primarily related to $3.8 million for incremental legal and advisory fees associated with the Vintage Merger, and $0.5 million related to cost savings initiatives.
(4) Includes approximately $1.3 million of pre-tax charges related to hurricane damages.
(5) Includes approximately $4.6 million of pre-tax charges primarily related to the closure of Acceptance Now locations and hurricane damages.
(6) Includes approximately $0.3 million of pre-tax charges related to reductions at the field support center and incremental legal and advisory fees, partially offset by a litigation claims settlement.

Table 9	Three Months Ended September 30,
(In thousands)	2018	2017
Depreciation, amortization and impairment of intangibles
Core U.S.	$6,216	$7,725
Acceptance Now	421	568
Mexico	222	496
Franchising	45	45
Total segments	6,904	8,834
Corporate	10,042	9,845
Total depreciation, amortization and impairment of intangibles	$16,946	$18,679

Table 10	Three Months Ended September 30,
(In thousands)	2018	2017
Capital expenditures
Core U.S.	$3,586	$6,625
Acceptance Now	76	430
Mexico	113	56
Total segments	3,775	7,111
Corporate	3,021	6,258
Total capital expenditures	$6,796	$13,369

Table 11	On Rent at September 30,		Held for Rent at September 30,
(In thousands)	2018	2017	2018	2017
Rental merchandise, net
Core U.S.	$378,221	$364,656	$134,759	$189,029
Acceptance Now	241,044	292,247	1,290	5,897
Mexico	15,653	13,514	5,330	4,842
Total rental merchandise, net	$634,918	$670,417	$141,379	$199,768

Table 12	September 30,
(In thousands)	2018	2017
Assets
Core U.S.	$709,074	$793,036
Acceptance Now	306,553	363,212
Mexico	30,747	33,062
Franchising	3,899	3,094
Total segments	1,050,273	1,192,404
Corporate	301,820	237,913
Total assets	$1,352,093	$1,430,317

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 13	Three Months Ended September 30, 2018
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,233	1,124	119	123	248	3,847
New location openings	—	19	1	—	—	20
Acquired locations remaining open	—	—	—	—	1	1
Conversions	—	—	—	—	—	—
Closed locations
Merged with existing locations	(23)	(36)	(1)	—	—	(60)
Sold or closed with no surviving location	(5)	—	—	(1)	(4)	(10)
Locations at end of period	2,205	1,107	119	122	245	3,798
Acquired locations closed and accounts merged with existing locations	5	—	—	—	—	5

Table 14	Three Months Ended September 30, 2017
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,437	1,189	106	131	228	4,091
New location openings	—	63	6	—	—	69
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	(10)	10	—	—	—
Closed locations
Merged with existing locations	(20)	(66)	(46)	—	—	(132)
Sold or closed with no surviving location	(11)	(1)	—	—	(1)	(13)
Locations at end of period	2,406	1,175	76	131	227	4,015
Acquired locations closed and accounts merged with existing locations	5	—	—	—	—	5